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                                                                    Exhibit 4(c)


                              1997 401(K) AGREEMENT

                                     BETWEEN

                               THE TIMKEN COMPANY

                                       AND

                         UNITED STEELWORKERS OF AMERICA

                                     AFL-CIO

         THIS 401(k) AGREEMENT, dated as of June 2, 1997, is between THE TIMKEN COMPANY, hereinafter referred to as the "Company", and UNITED STEELWORKERS OF AMERICA, AFL-CIO on behalf of itself and Local Unions 1123, 2173, and 2730, said International Unions and Local Unions collectively being referred to as the "Union", and shall be known as the 1997 401(k) Agreement.



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                                    PREAMBLE

         WHEREAS, the parties have agreed to establish a 401(k) Plan under a 401(k) Agreement and to provide for the payment of Benefits from the trust to be established.

         IT IS HEREBY AGREED, between the parties as follows:



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                             ARTICLE I - DEFINITIONS

         Wherever used herein, the terms hereinafter referred to in this 401(k) Agreement shall be understood to have the following meaning:

         1. The terms "Company", "Union", and "Employee", shall have the same meanings as ascribed to such words in the 1997 Basic Labor Agreement between the parties dated June 2, 1997, in respect of rates of pay, hours of work, and conditions of employment.

                  a. "Company" shall mean THE TIMKEN COMPANY;

                  b. "Union" shall mean UNITED STEELWORKERS OF AMERICA,

AFL-CIO, on behalf of itself and LOCAL UNIONS NO. 1123, 2173, and 2730, said International Union and Local Unions collectively being referred to hereinafter as the "Union";

                  c. "Employee" shall mean all production and maintenance workers in the bearing, steel and tube plants at Canton, Ohio, the steel and tube plant and bearing plant at Gambrinus (just outside of the City of Canton), the steel plant on Faircrest Street, S.W., Stark County, Ohio, and the plants at Wooster and Columbus, Ohio, of the Company, excluding supervisors, assistant supervisors, or supervisors in charge of any class of labor, bricklayers, watchmen, guards, factory clerks, or other clerical workers and salaried employees.

         2. The terms "Continuous Service" and "Hour of Service" shall have the same meanings as ascribed to such words in the 1997 Pension Agreement between the parties dated June 2, 1997.

                  a. Except as otherwise provided, the Continuous Service of any Participant for determining his eligibility for and the amount of any 401(k) Benefit hereunder shall be the time from the first


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employment of said Participant by the Company until the time of his voluntary retirement, except that such Continuous Service shall be broken and credit for previous service lost by:

                           (1) Voluntarily quitting the service of the Company.
                  (An unauthorized absence of seven (7) consecutive scheduled working days shall be considered a voluntary quit. Absence for military or naval service, other than temporary training programs of the State Guard or Reserve Forces, shall be considered a voluntary quit, unless otherwise provided by law or by the applicable collective bargaining agreement.)

                           (2) Discharge for proper cause from the service of
                  the Company.

                           (3) (a) Layoff for a continuous period of time as
                  produces a break in his accumulated Continuous Service record under the Basic Labor Agreement in effect at the time of a layoff but not to exceed a continuous period of two (2) years.

                                    (b) Any employee on layoff for reduction in
                  force or physical disability who returns to work after September 21, 1997, whose Continuous Service was broken while laid off due to reduction in force after July 21, 1980, pursuant to Paragraph 3 of Section K of Article VIII of the 1980, 1983, 1986, 1989, or 1993 Basic Labor Agreement shall, after the date of the employee's return to work, have his Continuous Service adjusted so that his Continuous Service, after the date of his return to work, shall be increased by the


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                  excess, if any, of his layoff over two (2) years, up to a
                  maximum increase of two (2) years.

                                    (c) Any active employee as of September 21,
                  1997, whose Continuous Service was broken while laid off for physical disability after July 21, 1980, pursuant to Paragraph 3 of Section K of Article VIII of the 1980, 1983, 1986, 1989, or 1993 Basic Labor Agreement shall have his Continuous Service adjusted so that his Continuous Service, as of September 21, 1997, shall be increased by the excess, if any, of his layoff over two (2) years, up to a maximum increase of two (2) years. Any employee on layoff for reduction in force or physical disability who returns to work after September 21, 1997, whose Continuous Service was broken while laid off due to physical disability after July 21, 1980, pursuant to Paragraph 3 of Section K of Article VIII of the 1980, 1983, 1986, 1989, or 1993 Basic Labor Agreement shall, after the date of the employee's return to work, have his Continuous Service adjusted so that his Continuous Service, after the date of his return to work, shall be increased by the excess, if any, of his layoff over two (2) years, up to a maximum increase of two (2) years.

                                    (d) A break in Continuous Service shall not
                  occur during a layoff because of physical disability resulting from an injury or disease for which Workers' Compensation Benefits are payable, provided the Participant returns to work within thirty (30) calendar days after the end of the period for which Total Disability Benefits are payable and


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                  provided the total continuous period of his absence from work does not exceed five (5) years. A Participant who receives Workers' Compensation Total Disability Benefits for the entire five (5)-year period or who retires from disability while receiving Workers' Compensation Total Disability Benefits within the five (5)-year period shall receive credit for Continuous Service until the earlier of the termination of the five (5)-year period or retirement. Any laid off Participant who has extended recall rights as provided in Article VIII, Section H, of the then current Basic Labor Agreement may make an application for a pension during the period in which he has such extended recall rights; provided, however, that if the President, Vice President, Financial Secretary, Treasurer, or Recording Secretary of any Local Union who has been or is an employee of the Company and has been or may hereafter be given a leave of absence on the condition stated in Article VIII of the then current Basic Labor Agreement, such leave of absence shall not constitute a break in such a Participant's record of Continuous Service for the purpose of this 401(k) Agreement.

                                    (e) The adjustment of a Participant's
                  Continuous Service under Subparagraphs (a), (b), (c), or (d) above shall not result in duplicating credit for Continuous Service for the same period of layoff.

                           b. The term "Hour of Service" means each hour (1) for
which a Participant is paid, or entitled to payment for the


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performance of duties, for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence; (2) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company; or (3) for which a Participant is credited pursuant to Sections 410(a)(5)(E) and 411(a)(6)(E) of the Internal Revenue Code, solely for the purpose of determining whether a one (1) year break in service has occurred. Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of (I) the Participant's most recent hourly rate of compensation for the performance of duties or (ii) the Participant's average hourly rate of compensation for the performance of duties for the most recent computation period in which the Participant completed more than five hundred (500) Hours of Service. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation 2530.200(b).

         3. The term "Beneficial Interest" shall mean the proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined each business day for each Participant by the ratio of total contributions to the Plan made by the Participant compared to the total contributions to the Plan made by all Participants.

         4. Beneficial Loan Interest - The market value of the assets representing the Participant's Beneficial Interest in the Trust in the


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custody of the Trustee as of any valuation date, determined for Company stock by the market price for such common stock, as reported by the New York Stock Exchange, on any valuation date and for other investment options by the market value on the most recent valuation date immediately preceding the date of the loan.

         5. The term "Gross Earnings" shall mean an Employee's regular wages paid (including any overtime or premium payments and any cost-of-living adjustments) during his or her period of participation in the Plan, but excluding any special types of payments, such as, but not limited to, suggestion awards, vacation pay, or retirement benefits. For purposes of this Plan, and in accordance with Section 401(A)(17) of the Internal Revenue Code, gross earnings cannot exceed $150,000 (as adjusted) for a Plan Year. For purposes of applying this limitation, the family unit of an Employee who either is a five percent (5%) owner or is both a Highly Compensated Employee and one of the ten (10) most Highly Compensated Employees will be treated as a single Employee with one (1) compensation. If, as a result of the application of these compensation limits, the limitation is exceeded, then the limitation shall be prorated among the affected Employees in the proportion to each individual's compensation as determined under the Plan prior to the application of this limitation. For this purpose, a family unit is an Employee who is a five percent (5%) owner or one of the ten (10) most Highly Compensated Employees, the Employee's spouse, and the Employee's lineal descendants who have not attained age nineteen (19) before the close of the Plan Year.

         6. The term "Highly Compensated Employee" shall mean any employee who, during the current Plan Year or the preceding Plan Year:


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                  a. was at any time a five percent (5%) or more owner of the
                  Company's outstanding common stock,

                  b. received compensation from the Company in excess of $100,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(C) of the Internal Revenue Code),

                  c. received compensation from the Company in excess of $66,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(C) of the Internal Revenue Code) and was in the top-paid group (the top twenty percent (20%) of Employees ranked on the basis of compensation received during the year, but excluding any Employee described in Section 414(q)(8) and Q&A 9(b) of Section 1.414(q)-IT of the Treasury Regulations) of employees for such year, or

                  d. was at any time an officer and received compensation greater than $60,000 [or, if greater, fifty percent (50%) of the amount in effect under Section 415(b)(1)(A) for such year, with the number of officers being limited to fifty (50) (or, if lesser, the greater of three (3) Employees or ten percent (10%) of Employees excluding those who may be excluded in determining the top-paid group), and where no officer has compensation in excess of fifty percent (50%) of the Section 415(b)(1)(A) limit, the highest paid officer is treated as highly compensated.

                           For purposes of this definition, compensation is
                  compensation within the meaning of Section 415(c)(3) of the Internal Revenue Code, including elective or wage reduction


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                  contributions to a cafeteria plan, cash, or deferred
                  arrangement or tax-sheltered annuity.

                           A Highly Compensated Employee who is either a five
                  percent (5%) owner or one of the ten (10) most Highly Compensated Employees is subject to the family aggregation rules. In such case, the family member and five percent (5%) owner or top ten (10) Highly Compensated Employee shall be treated as a single Employee receiving compensation and Plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the family member and the five percent (5%) owner or top ten (10) Highly Compensated Employee. Family member includes the spouse, lineal ascendants and descendants of the Employee, and the spouses of such lineal ascendants and descendants.].

         In the case of the year for which the relevant determination is being made, an employee described in Subparagraph b., c., or d. for the current year only, and not described in Subparagraph a. for either the current or the preceding year, shall not be treated as a Highly Compensated Employee, unless such employee is a member of the group consisting of the one hundred (100) employees paid the greatest compensation during the year for which such determination is being made.

         7. The term "Participant" shall mean any Employee who meets the requirements of Article II below.

         8. The term "Plan" shall mean the 401(k) Plan established by this Agreement.

         9. The term "Plan Administrator" shall mean the Company.


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         10. The term "Plan Year" shall mean a period which includes all pay periods for which payment is made in a calendar year.

         11. The term "the 401(k) Trust" or "the Trust" shall mean the Trust established in connection with the Plan which holds and invests the Participant contributions.

         12. The term "Trustee" shall mean a trust company selected by the Company and any successors thereto.



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                          ARTICLE II - 401(k) BENEFITS

A.       ELIGIBILITY AND PARTICIPATION

         1. Participation in this Plan shall be available only to Employees of the Company in the United States, who have completed the eligibility requirements to be participants under the 1997 Insurance Agreement, that is the completion of the probationary period of one hundred twenty (120) days worked in the employ of the Company.

         2. Eligible Employees electing to participate in this Plan for the first time or following a return to active employment with the Company must elect to participate in this Plan by filing a written election to do so, which election will be effective with the first available pay period. Any other election to participate or reparticipate may be accomplished by utilizing the interactive voice response system, which election will be effective with the first available pay period.

         3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Section B of this Article II. Such election shall become effective with the first available pay period.

         4. An Employee's election to participate in this Plan shall continue in effect until the Employee utilizes the interactive voice response system to terminate his or her participation or until such Employee ceases to be eligible to participate in this Plan.



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B.       WAGE REDUCTION CONTRIBUTIONS

         1. At any time, in accordance with Section A above, a Participant may elect to have his or her wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and fifteen percent (15%) of his or her Gross Earnings to be deducted from his or her wages payable for each pay period; provided however, that the percent reduction selected cannot result in more than a $9500 wage reduction contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue
Code).

         2. A Participant's election as to the rate of his or her wage reduction contributions to this Plan will remain in effect until the Participant changes his or her election, ceases to be eligible to participate, or utilizes the interactive voice response system to terminate his or her participation in this Plan.

         3. A Participant may change his or her election as to the rate of wage reduction contributions to this Plan by utilizing the interactive voice response system on any business day. Any change made on the appropriate form will be effective for the first available pay period and for all succeeding pay periods, unless changed again by the same procedure.

C.       LIMITS ON CONTRIBUTIONS

         1. In no event shall the annual addition to a Participant's account under this Plan and any other contributions to qualified defined contribution plans maintained by the Company exceed the lesser


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of $30,000 (or, if greater, one-fourth (1/4) of the dollar limitation in effect under Section 415(b)(1)(A) of the Internal Revenue Code) or twenty-five percent (25%) of the Participant's total compensation from the Company less the amount of wage reduction contributions. The annual addition shall be a Participant's wage reduction contributions and amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(c)(2) of the Internal Revenue Code, which is a part of a pension or annuity plan maintained by the Company. Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company are also treated as annual additions. For purposes of this Section C, Paragraph 1, compensation shall include all amounts received by a Participant from the Company during a calendar year for the performance of personal services to the extent that such amounts are includable in taxable income. In no event shall the amount of Participant wage reduction contributions to a Participant's account exceed $9500 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).

         2. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the contributions to the Participant's account made under this Plan shall be reduced as necessary.


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         3. a. If the Participant is also a participant in a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.

            b. The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (1) 1.25 times the dollar limitation of Section 415(b)(1)(A) of the Internal Revenue Code in effect for the limitation year or (2) 1.4 times the Participant's average compensation for the three (3)-consecutive years that produce the highest average.

            c. The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all defined contribution plans maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company:
(1) 1.25 times the dollar limitation in effect under Section 415(c)(1)(A) of the Internal Revenue Code for such year or (2) 1.4 times the amount which may be taken into account under Section 415(c)(1)(B) of the Internal Revenue Code.

         4. If the annual addition which would otherwise be made to a Participant's account exceeds the permissible amount, the Company's contribution to the defined benefit plan shall be reduced accordingly.


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D.       INTERESTS NON-FORFEITABLE

         Participants shall have an immediate fully vested and non-forfeitable right to Participant contributions properly credited to their respective accounts and the income attributable thereto.

E.       VETERANS' RIGHTS

         1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a break in service with the Company by reason of such Participant's period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining and non-forfeitability of benefits and the accrual of benefits under the Plan.

         2. A Participant so reemployed shall be entitled to accrued benefits that are contingent on the making of, or derived from, Wage Reduction Contributions only to the extent such Participant makes payment to the Plan with respect to such Wage Reduction Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Wage Reduction Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three (3) times the period of the Participant's service in the armed forces, not to exceed a maximum duration of five (5) years.


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         3. For purposes of computing Wage Reduction Contributions under Section
E, Paragraph 2, above, the Participant's compensation during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant's average compensation during the twelve (12)-month period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period.



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                      ARTICLE III - OPERATION OF THE TRUST

A.       INVESTMENT OF FUNDS

         1. A Participant will be able to invest his Wage Reduction Contributions in the investment options offered by the Trustee, which options shall be selected by the Plan Administrator. The Plan Administrator will offer four (4) basic investment options to Participants and may offer additional investment options. There will be no investment fees for Participants for the four (4) basic options, but investment fees on the additional options will be charged to the account of any Participant electing them. At the time the Participant enrolls or re-enrolls in the Plan, he or she may elect what percentage, if any, of his Wage Reduction Contributions, in increments of five percent (5%), he wishes to place in each investment option.

         2. Each business day, the Trustee or its designee shall, by appropriate accounting procedures, determine the Beneficial Interest of each Participant in the assets then held in the Trust.

         3. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.

         4. A Participant can request fund transfers on any business day of his prior Wage Reduction Contributions from one (1) investment option to another by utilizing the interactive voice response system. The Participant may elect what percentage, if any, of those assets in the Participant's investment accounts will be reallocated in five percent (5%) increments to the investment options chosen by the Participant.



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B.       DISTRIBUTIONS FROM THE TRUST

         1. a. The shares held in the Trust for the benefit of a Participant shall be distributed to the Participant upon retirement at or after normal retirement age sixty-five (65), upon early retirement as provided under the then current Pension Agreement, upon a break in Continuous Service with the Company, or to the Participant's beneficiary upon the death of the Participant, except as hereinafter provided.

            b. Early retirement shall include retirement at any age under sixty-five (65) years with not less than thirty (30) years of continuous service, retirement at the age of sixty (60) years with the not less than twenty-five (25) years of continuous service, retirement at the age of sixty-two
(62) years with not less than fifteen (15) years of continuous service, retirement with an actuarially reduced Pension Benefit between the ages of sixty
(60) and sixty-two (62) with not less than fifteen (15) years of continuous service, retirement due to shutdown or layoff, and retirement due to disability.

         2. a. A Participant's beneficiary shall be his or her spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her beneficiary. A Participant may elect at any time during the applicable


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election period, which begins on the first day of the Plan Year in which the
Participant becomes a Participant in the Plan and ends on the date of the Participant's death, to waive the surviving spouse as beneficiary and may revoke any such election at any time during the applicable election period. The Plan shall provide to each Participant, within the applicable period with respect to such Participant (and consistent with such regulations as the Secretary of the Treasury may prescribe) a written explanation of: (1) the terms and conditions of the death benefit; (2) the Participant's right to make, and the effect of, an election to waive the spouse as beneficiary; (3) the rights of the Participant's spouse; and (4) the right to make, and the effect of, a revocation of an election. The term "applicable period" means, with respect to a Participant, whichever of the following periods ends last: (i) a period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35); (ii) a reasonable period after the individual becomes a Participant; (iii) a reasonable period ending after Section 417(a)(5) of the Internal Revenue Code ceases to apply to the Participant; (iv) a reasonable period ending after Section 401(a)(11) of the Internal Revenue Code applies to the Participant; and (v) a reasonable period after separation from service in case of a Participant who separates before attaining age thirty-five
(35).

                  b. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan


                                      K-20
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representative or a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

                  c. In order to elect to waive his spouse as beneficiary, a Participant also must affirmatively elect that the payment of his benefits not be in the form of a life annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an individual account plan subject to the funding standards of the Internal Revenue Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.

                  d. If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated beneficiary, if the spouse cannot be located, or because of circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.

         3. a. Such distributions shall be made in a lump sum or in installments as soon as possible after the Participant retires, the


                                      K-21
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Participant's death occurs, or Continuous Service is broken. If the distribution exceeds $3500 or if the account balance of the Participant ever exceeded $3500 at the time of a prior distribution, it cannot be distributed without the written consent of the Participant and the Participant's spouse, if any, or in cases where the Participant is dead, the Participant's surviving spouse or beneficiary (if the surviving spouse is not the beneficiary).

                  b. For distributions made after December 31, 1992, the appropriate tax withholdings will be made, unless the Participant instructs the Plan Administrator, pursuant to procedures to be implemented by the Plan Administrator, to roll over directly his eligible rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten (10) years or more; (2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account


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described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant's surviving spouse, and a Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code.

                  c. A Participant or beneficiary electing to receive a distribution in installments shall elect the frequency of the distribution which may be monthly, quarterly, or annually over a period not to exceed the recipient's life expectancy according to procedures established by the Company.

         4. Unless the Participant otherwise elects, the payment of benefits to a Participant shall begin not later than the 60th day after the latest of the close of the year in which (a) the Participant attains age sixty-five (65), (b) the Participant completes ten (10) years of Continuous Service, or (c) the Participant terminates his service with the Company. The election to postpone the payment of benefits beyond the time specified above shall be made by submitting to the Plan Administrator a written statement, signed by the Participant, which describes the benefit and the date on which the payment of such benefit shall commence. Such an election may not b made if the exercise of such election will cause benefits payable under this Agreement in the event of the death of the Participant to be more than incidental. In no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which the Participant attains (or, in the case of a deceased Participant, would have attained) age seventy and one-half (70-1/2). If distributions are required to be made under this Section B, Paragraph 4, they shall be made in a lump sum payment or in installments. The requirements of this Section B, Paragraph 4, shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Plan. All distributions required under this Section B, Paragraph 4, shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

         5. A Participant or beneficiary otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant or beneficiary shall direct the Trustee to make said distribution, provided that such distribution must be made not later than the time specified in Section B, Paragraph 4, above. Upon written notice from the Participant or beneficiary, such distribution shall be made in a lump sum or in installments as soon as possible after the notice is received.

         6. a. Partial or total distributions of his wage reduction contributions may also be made to a Participant, upon application to the Trustee, in cases of hardship. If a Participant elects a withdrawal prior to the date he retires, becomes disabled, or terminates his service with the Company, such withdrawal will require the consent of the Trustee and such consent shall be given only if, under uniform rules and regulations, and in conformance with procedures established by the Company, the Trustee determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant. If the Participant is married, a distribution in excess of $3500 cannot be distributed without the written consent of the Participant's spouse.

            b. The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the Participant, payment of post-secondary educational tuition for a year for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant's principal residence.

            c. The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant (grossed up to reflect the income taxes that will be assessed on the distribution), the Participant has obtained all distributions (other than hardship distributions) under all plans maintained by the Company, the Participant agrees that all wage reduction contributions and all other Participant contributions to all plans maintained by the Company will be suspended until twelve (12) months after receipt of the hardship distribution, and the Participant agrees that any wage reduction contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section 402(g) of the Internal Revenue Code less the amount of the Participant's wage reduction contributions for the taxable year of the hardship distribution.

            d. Such election may be made at any time, but not more frequently than once a year. All withdrawal elections shall be made by a Participant on written forms supplied by the Trustee for that purpose. Such distributions shall be processed immediately following the completion of the application procedure.

         7. a. A Participant may obtain a loan from the Trust upon proper application to the Trust pursuant to procedures established by the Plan Administrator. The nature and amount of the loan must conform to the following rules and limits:

                           (1) The minimum loan amount is $1000.

                           (2) The maximum loan amount is fifty percent (50%) of
                  the Participant's Beneficial Loan Interest, provided, that no loan may be greater than $50,000, reduced by the excess, if any, of (a) the highest outstanding loan balance from the Plan during the one (1)-year period ending on the day before the date on which such loan is made over (b) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant's accrued benefit as collateral for loans.

                           (3) The term of the loan cannot exceed four (4)
                  years.

                           (4) A Participant may have only one (1) loan from
                  this Plan in effect at any one time and may apply for only one
                  (1) loan within each twelve (12)-month period.

                           (5) The Plan Administrator will establish the rate of
                  interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal the first business day of the month in which the loan is granted.

                           (6) The loan shall be repaid by the Participant, if
                  the Participant is an active Employee, through payroll deduction as established by the loan agreement. If the Participant is not an active Employee, the Participant and the Company shall agree to a repayment schedule which shall be incorporated in the loan agreement. The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty. Interest paid by the Participant will be credited directly to the Participant's account. The loan fee of $50.00 per loan will be paid by the Participant from funds other than those in the Trust.

                           (7) The loan amount will be taken on a pro-rata basis
                  from the Beneficial Loan Interest in all investment options at the time of the loan. Repayments will be redeposited into the Participant's current investment options and contributions using the current ratio.

                           (8) If a Participant does not repay a loan which he
                  or she may have from the Plan, the Trustee will declare such loan to be in default when the loan is in arrears of repayment for more than ninety (90) days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distributions from the Trust.

                           (9) The proceeds of the loan cannot be applied toward
                  the purchase of any securities.

                  b. Loans may be applied for on any business day. Loan application shall be made through the interactive voice response system.

         8. a. When a Participant has satisfied the eligibility requirements of the Plan, the Company may transfer the Participant's account balance under another qualified defined contribution plan or a conduit individual retirement account which authorizes such transfers to the Plan. Transferred accounts shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the Plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers from the Plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan. In no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan.

                  b. The Company may transfer a Participant's account under the Plan to another qualified defined contribution plan maintained by the Company, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers. Accounts so transferred shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the other plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by it) under the Code.

C.       EQUITY DETERMINATION

         1. The Company may amend or revoke the wage reduction election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to ensure that the annual addition to a Participant's account for any Plan Year will not exceed the limitations of Section C, Paragraph 1, of Article II or to ensure that the discrimination tests of Section 401(k) or 401(m) of the

Internal Revenue Code are met for such Plan Year. The discrimination tests shall be (a) that the Employees eligible to benefit under this Plan shall satisfy the non-discrimination provisions of Section 410(b)(1) of the Internal Revenue Code,
(b) that the actual deferral percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(k)(3) of the Internal Revenue Code, and (c) that the actual contribution percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(m) of the Internal Revenue Code.

         2. In the event that the Plan should fail to meet the tests referred to in Section C, Paragraph 1, of this Article III, the amount of excess contributions for a Highly Compensated Employee for a Plan Year will be determined in the following manner. The actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio will be reduced to the extent necessary to satisfy the actual deferral percentage test or cause such ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest ratio. This process will be repeated for each Highly Compensated Employee until the actual deferral percentage test is satisfied. The amount of excess contributions for a Highly Compensated Employee is equal to the total of Wage Reduction Contributions taken into account for the actual deferral percentage test minus the product of the Employee's reduced deferral ratio as determined above and the Employee's compensation. The distribution of any excess contributions will include the income allocable thereto. The income allocable to excess contributions includes income for the Plan Year for which the excess contributions were made. The amount of excess contributions for a Highly Compensated Employee for a Plan Year will be distributed to that Highly Compensated Employee after the close of the Plan Year in which the excess contribution occurred and within twelve (12) months after the close of the following Plan Year. In the case of a Highly Compensated Employee whose actual deferral ratio is determined under the family aggregation rules, the determination of the amount of excess contributions shall be made in the following manner: The actual deferral ratio will be reduced in accordance with the "leveling" method described in Section 1.401(k)-l)f)(2) of the Treasury Regulations and the excess contributions will be allocated among the family members in proportion to the contributions of each family member that have been combined.

                                  ARTICLE IV -

               GENERAL CONDITIONS CONCERNING THE 401(k) AGREEMENT

A.       MERGER, CONSOLIDATION, OR TRANSFER

         In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer, (if this Plan had then terminated).

B.       NON-ALIENATION OF PARTICIPANTS' INTERESTS

         1. No right to the monies contributed by a Participant under this Plan, nor in any assets held by the Trustee, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale, or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement a lien on Trust assets for the payment of Trustee fees and expenses. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell, or otherwise transfer his or her right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale, or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment, or levy. In the event of an attempted attachment, garnishment, or levy of the Participant's interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

         2. Section B, Paragraph 1, above shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree, or order that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (a) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (b) the amount or percentage of the Participant's benefits to be paid to any alternate payee or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits

(determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

         3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Internal Revenue Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Section B, Paragraph 3, of Article III, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Section B, Paragraph 3, of Article
III. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

C.       CONDITIONS TO THE EFFECTIVENESS AND CONTINUANCE OF THE PLAN

         1. The Company will not be required to make any contributions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k), and 401(m), Internal Revenue Code, and exempt from Federal Income Tax under Section 501(a) of the Internal Revenue Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

         2. The Company will not be required to make any contributions (wage reduction contributions) to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

         3. The Company will not be required to make any contributions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have determined that no action will be taken by the Securities and Exchange Commission concerning such Trust or any information contained or omitted in a registration statement for the Plan. Continued contributions to the Trust and operation of the Plan shall be conditioned upon further determinations by the Company that the Securities and Exchange Commission will take no action concerning the Trust or any information contained or omitted in a registration statement for the Plan.

         4. In the event the Plan fails to qualify under the applicable provisions of the Internal Revenue Code, initially or as amended, the contributions shall be returned to the Company and the Participants.

                     ARTICLE V - ADMINISTRATION OF THE PLAN

A.       PLAN ADMINISTRATION

         1. The Company, which shall be the Plan Administrator, shall have responsibility for the administration of this Plan, including power to construe said Plan, to select the investment options to be available to Participants, to determine all questions that shall arise thereunder, including particular questions on eligibility and participation of Employees and all matters necessary for it properly to discharge its duties, powers, and obligations and to apply its established policies concerning the employment status of Participants. The decision of the Company made in good faith upon any manner within the scope of its authority shall be final, but the Company at all times in carrying out its decisions shall act in a uniform and non-discriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

         2. The Plan established by this Agreement is maintained for the exclusive benefit of Participants and beneficiaries, and the Plan's terms, including those relating to coverage and benefits, are legally enforceable. The Plan shall be administered in accordance with all applicable state and federal laws and regulations.

B.       INFORMATION AS TO 401(k) PLAN

         1. The Company agrees to furnish the following additional items of information to the Union:

         Information shall be furnished (a) to the District Director at Columbus, Ohio, in five (5) copies, (b) effective as of December 31 of the years in which this Agreement is in effect, and (c) within one hundred twenty (120) days from the 31st day of December of the years in which this Agreement is in effect.

                  a.       Information

                           (1)      Name of Trustee.

                           (2) Number of employees making contributions to the Plan.

                           (3) List of distributions made during preceding year showing:

                                    (a)     Social Security number, clock
                                            number, name, and address of
                                            recipient.

                                    (b)     Date hired.

                                    (c)     Amount of distribution.

                           (4)      Financial information.

                                    (a)     Assets of funds at beginning of
                                            year.

                                    (b)     Participant contributions during
                                            year.

                                    (c)     Net amount of income for year.

                                    (d)     Net amount of disbursements.

                                    (e)     Assets of funds at end of year.

C.       SETTLEMENT OF DISPUTES

         1. If any dispute shall arise between any Participant or beneficiary applying for a benefit and the Administrator or between any Participant or beneficiary applying for a benefit and the Company, as to such Participant's or beneficiary's entitlement to a benefit or the amount of his benefit, such dispute may be disposed of in the manner provided for in the Adjustment of Grievances commencing with the last step in the grievance procedure preceding arbitration of the collective bargaining agreement in effect at the time such action is taken. Any Participant or beneficiary who wishes to submit such a dispute to such step of the grievance procedure must have a notice of his intention to do so filed by the Representative of the International Union with the Administrator postmarked within sixty (60) days from the date of the notice to him of the action to which he objects. The Participant or beneficiary shall state clearly and concisely, in such notice of his intention to submit such dispute to such step of the grievance procedure, all facts which are the basis of his grievance; and if he claims that any Article or Articles of this Agreement are involved, he shall specify such Article or Articles. The notice from the Administrator shall advise such Participant or beneficiary of his right to submit such dispute to such step of the grievance procedure within said time. The arbitrator, in deciding any such dispute and only insofar as necessary to decide such dispute, shall have authority only to interpret and apply the provisions of this Agreement to the facts as presented in evidence to him, but he shall not have the authority to add to or subtract from or, in any way, to alter or amend any of such provisions. The decision of the arbitrator on such dispute, which shall properly have been referred to him, shall be final and binding upon the Company, the Union, Participant or beneficiary, and the Administrator, unless said decision was procured or induced by corruption, fraud, or undue means or was beyond the scope of the arbitrator's authority herein provided.

         2. If no appeal to arbitration is taken in accordance with Section C hereof from any decision of the Administrator either awarding or denying a benefit under this Agreement, or modifying or reversing any earlier decision awarding or denying such benefit, such decision of the Administrator shall be final and binding upon said Participant or beneficiary or any person on his behalf and upon the Union.

                  ARTICLE VI - EFFECTIVE AND TERMINATION DATES

A. This 1997 401(k) Agreement shall be effective on June 1, 1997, at 12:01 a.m., except as hereinafter provided.

B. No provision in this Agreement shall be considered as having any retroactive effect, unless it is clearly so stated.

C. This Agreement shall continue in full force and effect until 12:01 a.m., January 1, 2001, and for yearly periods thereafter, unless either party shall notify the other party in writing not less than sixty (60) days before any termination date of the 1997 Basic Labor Agreement between the parties of such party's desire to commence negotiations for a new Agreement.

D. Negotiations for a new 401(k) Agreement shall be carried on concurrently with negotiations for a Basic Labor Agreement to replace the 1997 Basic Labor Agreement.

E. In the event of a strike at the termination of the 1997 Basic Labor Agreement, the operation of this 401(k) Agreement shall not be suspended during the period of such strike until the termination date of this 401(k) Agreement.

F. In the event that no agreement is reached on a new 401(k) Agreement by 12:01 a.m., September 25, 2000, the Union shall not be bound by its no-strike pledge contained in the Basic Labor Agreement then in effect between the parties.

G. The no-strike clause contained in the Basic Labor Agreement between the parties then in effect shall be applicable to this 401(k) Agreement, except as hereinabove provided.

H. Except as provided above, there shall be no strikes by reason of disputes under this 401(k) Agreement during the term of this Agreement.

THE TIMKEN COMPANY                      UNITED STEELWORKERS OF AMERICA, AFL-CIO

------------------------                ---------------------------------------
Donald W. Simonson                      George Becker
Director -                              International President
Industrial Relations


                                        ---------------------------------------
                                        Leo W. Gerard
                                        International Secretary-Treasurer


                                        ---------------------------------------
                                        Richard Davis
                                        International Vice President -
                                        Administration


                                        ---------------------------------------
                                        Leon Lynch
                                        International Vice President -
                                        Human Affairs

                                        ---------------------------------------
                                        Frank Vickers
                                        Director - District 1


                                        ---------------------------------------
                                        Robert Andrews
                                        Staff Representative


                                        ---------------------------------------
                                        Frank Buzaki, Jr.
                                        Staff Representative

                                        UNITED STEELWORKERS OF AMERICA, AFL-CIO


                                        ---------------------------------------
                                        Ron Stokes
                                        President - Local Union 1123


                                        ---------------------------------------
                                        Art Maurer
                                        Vice President - Local Union 1123


                                        ---------------------------------------
                                        Stan Jasionowski - Local Union 1123


                                        ---------------------------------------
                                        Jerry Wright - Local Union 1123


                                        ---------------------------------------
                                        Pat Eslich - Local Union 1123


                                        ---------------------------------------
                                        Sam Vorhies - Local Union 1123


                                        ---------------------------------------
                                        Tom Wilkinson - Local Union 1123


                                        ---------------------------------------
                                        Gerald Withrow
                                        President - Local Union 2173


                                        ---------------------------------------
                                        Richard Egan
                                        Vice President - Local Union 2173

                                         UNITED STEELWORKERS OF AMERICA, AFL-CIO

                                         ---------------------------------------
                                         Harold Carpenter
                                         President - Local Union 2730


                                         ---------------------------------------
                                         Rex Marmet
                                         Vice President - Local Union 2730


                                         ---------------------------------------
                                         Joseph V. Kostic
                                         President - Local Union 1123